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                                                                    EXHIBIT 10.8

                            SIGNATURE EYEWEAR, INC.

                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "AGREEMENT") is made and entered into as of the 26th day of August, 1997 by and between Signature Eyewear, Inc., a California corporation (the "COMPANY"), and Bernard Weiss ("EMPLOYEE").

1.   ENGAGEMENT AND RESPONSIBILITIES

     (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Employee as an officer of the Company, with the title of Co-Chairman of the Board and Chief Executive Officer. Employee hereby accepts such employment.

     (b) Employee's duties and responsibilities shall be those incident to the position(s) described in Section 1(a) as set forth in the Bylaws of the Company and those which are normally and customarily vested in such office(s) of a corporation. In addition, Employee's duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee's positions described in Section 1(a).

     (c) Employee agrees to devote all of Employee's business time, energy and efforts to the business of the Company and will use Employee's best efforts and abilities faithfully and diligently to promote the Company's business interests. For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted. Notwithstanding the foregoing prohibitions but provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

          (i) make and manage personal business investments of Employee's choice without consulting the Board; and

          (ii) serve in any capacity with any civic, educational, charitable or trade organization without consulting the Board.

2.   DEFINITIONS

     "ADVERSE EVENT" with respect to Employee shall be the occurrence of any one or more of the following, without the prior written consent of Employee:
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     (a)  a demotion of Employee as evidenced by a loss of an executive officer title unless (i) in connection therewith Employee shall have received one or more titles of equal or senior rank; and/or (ii) Employee shall continue to hold one or more officer titles of equal or senior rank to the title lost; or

     (b) a significant diminution of Employee's on-going duties and responsibilities with the Company; or

     (c) the relocation of the Company's principal executive offices outside the Los Angeles Metropolitan area; or

     (d) the Company requiring Employee to relocate to an office outside the Los Angeles Metropolitan area for a period exceeding three months in any calendar year as a condition to continued employment.

     "BOARD" shall mean the Board of Directors of the Company.

     "COMPANY GROUP" shall mean the Company and each Person which the Company directly or indirectly Controls.

     "CONTROL" shall mean, with respect to any Person, (i) the beneficial ownership of more than 50% of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.

     "DISABILITY," with respect to Employee, shall mean that, for physical or mental reasons, Employee is unable to perform the essential functions of Employee's duties under this Agreement for 90 consecutive days, or 180 days during any one twelve month period, as determined by a medical doctor selected by written agreement of the Company and Employee; provided, however, that if the
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Company and Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor which third medical doctor will determine whether Employee has a disability. The determination of the medical doctor selected will be binding on both parties. Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability and Employee hereby authorizes the disclosure and release to Employee of such determination and all supporting medical records. If Employee is not legally competent, Employee's legal guardian or duly authorized attorney-in-fact will act in Employee's stead for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure.

     "EFFECTIVE DATE" shall have the meaning set forth in Section 10 of this Agreement.

     "EMPLOYEE HANDBOOK" shall mean the Company's Employee Handbook, as from time to time in effect.

     "FOR CAUSE" shall mean, in the context of a basis for termination of Employee's employment with the Company, that:

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     (a)  Employee materially breaches any material obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 30 days of written notice thereof from the Company; provided further, that the
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Employee shall be entitled to only one such notice with respect to such specific acts or omissions (or substantially similar conduct); or

     (b) Employee is convicted of, or pleads guilty or nolo contendere to any charge of, theft, fraud, crime involving moral turpitude, or felony under federal or applicable state law; or

     (c) Employee commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and Employee's position and title(s), or continued and repeated substantive failure to perform Employee's duties; provided that no discharge
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shall be deemed For Cause under this subsection (c) unless Employee first receives written notice from the Board advising Employee of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform Employee's duties, and such violations or material failure continue after Employee shall have had a reasonable opportunity to correct the acts or omissions so complained of; and provided further, that the Employee
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shall be entitled to only one such notice with respect to such specific acts or omissions (or substantially similar conduct).

     "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3.   COMPENSATION AND BENEFITS

     (a)  Salary. The Company shall pay Employee a base salary at an annual rate
          ------
of not less than $190,000 during the term of Employee's employment pursuant to this Agreement. The base salary shall be reviewed annually for increase by the Board (or a committee of the Board) (provided, however, that the Company shall
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be under no obligation to increase such base salary). The base salary shall be payable in installments in the same manner and at the same times the Company pays base salaries to other executive officers of the Company, but in no event less frequently than equal monthly installments.

     (b)  Bonus. Employee shall be entitled to any bonuses the Board (or a
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committee of the Board) in its sole discretion from time to time authorizes.

     (c)  Expense Reimbursement. Employee shall be entitled to reimbursement
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from the Company for the reasonable costs and expenses which Employee incurs in connection with the performance of Employee's duties and obligations under this Agreement in a manner consistent with the Company's practices and policies therefor.

     (d)  Employee Benefit Plans. Employee shall be entitled to participate in
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any pension, savings and group term life, medical, dental, disability, and other group benefit plans which the Company makes available to its employees generally.

     (e)  Vacation. Employee shall be entitled to five weeks paid vacation each
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year which shall accrue in accordance with, and be subject to limitations under, the Employee Handbook.

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     (f)  Disability. In the event of any disability or illness of Employee, if
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Employee shall receive payments as a result of such disability or illness under any disability plan maintained by the Company or from any government agency, the Company shall be entitled to deduct the amount of such payments received from base salary payable to Employee during the period of such illness and/or disability.

     (g)  Withholding. The Company may deduct from any compensation payable to
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Employee (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

4.   TERM OF EMPLOYMENT

     Employee's employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following:

     (a) upon the date set forth in a written notice of termination from Employee to the Company (which date shall be after October 31, 2000 and at least 30 days after the delivery of that notice); provided, however, that in the event
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Employee delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to Employee (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(a), and not a termination pursuant to Section 4(d) or 4(e) hereof);

     (b) upon written notice of termination from Employee to the Company within 60 days following an Adverse Event;

     (c)  upon the death of Employee;

     (d) upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a Disability;

     (e) upon delivery to Employee of written notice of termination by the Company For Cause; or

     (f) upon delivery to Employee of written notice of termination by the Company without cause.

5.   SEVERANCE COMPENSATION

     (a) If Employee's employment is terminated pursuant to Section 4(c) (death) prior to October 31, 2000:

          (i) if the Company then maintains key person life insurance with respect to Employee, the Company shall pay to Employee's estate an amount equal to the amount of salary

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which Employee would have earned from termination of employment through October
31, 2000 at the rate in effect at the date of termination, which payment shall be due within 10 days following the date the Company receives the proceeds of any key person insurance maintained by the Company with respect to Employee; if the Company does not then maintain key person life insurance with respect to Employee, the Company shall pay to Employee's estate the salary which Employee would have earned from termination of employment through October 31, 2000 at the rate in effect at the date of termination and at the times the salary would have become payable; and

          (ii) until October 31, 2000, the Company shall provide to Employee's immediate family medical and dental benefits to the same extent it provides those benefits to the immediate families of its executive officers generally (or, if the Company is unable to include such persons in its then existing medical and dental plans, the Company will provide as nearly as practicable comparable benefits at a cost to the Company not to exceed $25,000 each year for all those persons).

     (b) If Employee's employment is terminated pursuant to Section 4(d) (Disability) prior to October 31, 2000, until October 31, 2000:

          (i) the Company shall continue to pay to Employee salary at the rate in effect at the date of termination of employment; provided, however, that the
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Company may offset against such payments any benefits the Employee receives from any disability plan maintained by the Company and any government benefits; and

          (ii) the Company shall continue to provide to Employee and Employee's immediate family medical and dental benefits to the same extent it provides those benefits to its executive officers and their immediate families generally (or, if the Company is unable to include such persons in its then existing medical and dental plans, the Company will provide as nearly as practicable comparable benefits at a cost to the Company not to exceed $25,000 each year for all those persons).

     (c) If Employee's employment is terminated pursuant to Section 4(a) (by Employee) or pursuant to Section 4(d) (by the Company For Cause), Employee's salary and other benefits shall cease as of the date of termination.

     (d) If Employee's employment is terminated pursuant to Section 4(e) (by the Company without cause) or pursuant to Section 4(b) (by Employee upon the occurrence of an Adverse Event), until the later to occur of October 31, 2000 or one year following the date of termination:

          (i) the Company shall continue to pay to Employee salary at the rate in effect at the date of termination of employment; and

          (ii) the Company shall continue to provide to Employee and Employee's immediate family medical, disability and dental benefits to the same extent it provides those benefits to its executive officers and their immediate families generally.

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     (e)  If Employee's employment is terminated by the Company pursuant to
Section 4(d) (For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee any loss or damage which the Company shall suffer as a result of the acts or omissions of Employee giving rise to termination under Section 4(d).

     (f) Employee acknowledges that the Company has the right to terminate Employee's employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided in this Section 5, and shall not have any other rights to any compensation or damages from the Company for breach of contract or otherwise.

     (g) Employee acknowledges that in the event of termination of Employee's employment for any reason, Employee shall not be entitled to any severance or other compensation from the Company except as specifically provided in this
Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

6.   COVENANT NOT TO SOLICIT

     Employee agrees not to directly or indirectly, either alone or by action in concert with others: (a) induce or attempt to influence any employee of any member of the Company Group to engage in any activity in which Employee is prohibited from engaging by Section 1(c) of this Agreement or to terminate his or her employment with any member of the Company Group; or (b) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to cease or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such supplier, licensee or business relationship and any member of the Company Group, or (c) solicit business from any of the Company's customers, all during the following periods: (i) until the later to occur of Employee's termination or October 31, 2000 if Employee's employment is terminated pursuant to Section 4(a) or 4(d); or (ii) until the later to occur of October 31, 2000 or one year following the date of termination of employment if Employee's employment is terminated pursuant to Section 4(b) (by Employee upon the occurrence of an Adverse Event), or Section 4(e) (by the Company for Cause), or Section 4(f) (by the Company without cause).

7.   CONFIDENTIALITY

     Employee agrees not to disclose or use at any time (whether during or after Employee's employment with the Company) for Employee's own benefit or purposes or the benefit or purposes of any other Person any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally, provided that the foregoing shall not apply to
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information which is not unique to the Company Group or which is generally known to the industry or the public other than as a result of Employee's breach of this covenant.

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8.   RESOLUTION OF DISPUTES

     (a) Except as provided in Section 8(b) below, any controversy or claim between the Company and Employee relating to Employee's employment with the Company, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in Los Angeles, California, in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The parties shall have the right to review and approve a panel of prospective arbitrators supplied by AAA, but the arbitration shall be conducted by a single arbitrator selected from the approved panel by AAA or by stipulation of the parties. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall be entitled to order specific performance of the obligations imposed by this Agreement. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (b) Section 8(a) of this Agreement does not prohibit a party from seeking and obtaining injunctive relief pending the outcome of arbitration. Moreover, Employee acknowledges that the injury that would be suffered by the Company as a result of a breach or threatened breach of Sections 1(c), 6 or 7 would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce such provisions.

     (c) Pending the outcome of any arbitration, the Company shall continue payment of all amounts which Employee has a reasonable basis to claim Employee is entitled to under this Agreement.

9.   MISCELLANEOUS

     (a)  Notices.  All notices, requests, demands and other communications
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(collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

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          (i)  If to the Company, to:

               Signature Eyewear, Inc.
               498 North Oak Street
               Inglewood, California 90302
               Attn:  Board of Directors

          (ii) If to Employee, to:

               Employee's address as set forth on the books and records of the Company

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

     (b)  Entire Agreement.  This Agreement contains the sole and entire
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agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

     (c)  Severability.  In the event that any provision or portion of this
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Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     (d)  Governing Law.  This Agreement has been made and entered into in the
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State of California and shall be construed in accordance with the laws of the
State of California.

     (e)  Captions.  The various captions of this Agreement are for reference
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only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

     (f)  Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     (g)  Attorneys' Fees.  If any action or proceeding is brought to enforce or
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interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be

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counted in calculating the amount of a judgment for purposes of  determining whether a party is entitled to recover its costs or attorneys' fees.

10.  EFFECTIVE DATE

     This Agreement shall become effective upon the closing of the Company's initial public offering pursuant to a registration statement filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "EFFECTIVE DATE"). If the closing of the Company's initial public offering is not completed by October 31, 1997, this Agreement shall never become effective.


                              Signature Eyewear, Inc.,
                              a California corporation


                              By:   /s/ Julie Heldman
                                    ----------------------------------
                                    Julie Heldman
                              Its:  Co-Chairman of the Board and
                                    President



                              /s/ Bernard Weiss
                              ----------------------------------------
                              Bernard Weiss

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